         EX-99.B(b)vfbylawamend2

AMENDMENT TO BYLAWS

         RESOLVED, That the Bylaws of Waddell & Reed Advisors International Growth Fund, Inc. are amended by replacing Section 6 and Section 7 of Article I with the following:

ARTICLE I
STOCKHOLDERS

         Section 6. Quorum, Adjournment of Meetings:

         The presence in person or by proxy of the holders of record of a majority of the shares of the stock of the Corporation issued and outstanding and entitled to vote thereat, shall constitute a quorum at all meetings of the stockholders. If at any meeting of the stockholders there shall be less than a quorum present or for any reason, including where a quorum is present and a vote has been taken on one or more proposals, the chairman of the meeting of the stockholders present at the meeting may, without further notice, adjourn the same from time to time, but no business may be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not been adjourned.

         Section 7. Voting and Inspectors:

         At all meetings of stockholders every stockholder of record entitled to vote thereat shall be entitled to vote at such meeting either in person or by proxy appointed by instrument in writing subscribed by such stockholder or his duly appointed attorney. No proxy which is dated more than three months before the meeting at which it is offered shall be accepted, unless such proxy shall, on its face, name a longer period for which it is to remain in force.

         All questions shall be decided by a majority of the votes cast at a duly constituted meeting, except as otherwise provided in the Articles of Incorporation or in these Bylaws or by specific statutory provision superseding the restrictions and limitations contained in the Articles of Incorporation or in these Bylaws. A plurality of all the votes cast at a meeting at which a quorum is present in person or by proxy is sufficient to elect a Director.

         At any election of Directors, the Board of Directors prior thereto may, or, if they have not so acted, the Chairman of the meeting may, and upon the request of the holders of ten percent (10%) of the stock entitled to vote at such election shall, appoint two inspectors of election who shall first subscribe an oath or affirmation to execute faithfully the duties of inspectors at such election with strict impartiality and according to the best of their ability, and shall after the election make a certificate of the result of the vote taken. No candidate for the office of Director shall be appointed as Inspector.

         The Chairman of the meeting may cause a vote by ballot to be taken upon any election or matter, and such vote shall be taken upon the request of the holders of ten percent (10%) of the stock entitled to vote on such election or matter.

I certify that I am the Secretary of the Corporation, and as such officer, have custody of the minute books of the Corporation, and that the foregoing resolutions are true and correct resolutions duly passed by the Board of Directors of the Corporation at a meeting held on August 13, 2008.

                                                                                       /s/Mara Herrington
                                                                                       Mara Herrington, Secretary

Dated this 30th day of September, 2008